EXHIBIT 99.1

Allscripts Announces Leadership Change – Dennis Olis

Named Interim Chief Financial Officer

CHICAGO – May 12, 2017 – Allscripts Healthcare Solutions, Inc. today announced that Dennis M. Olis has been named interim chief financial officer. Olis, 54, will report to CEO Paul Black and will replace Melinda Whittington, who will be leaving the Company.

“Dennis’s long finance career, coupled with his deep operational understanding of our business and clients, will serve the company well as we capitalize on our solid start to 2017 as reflected in our first quarter results announced last week,” Black said. “We are pleased to tap our deep executive bench and have Dennis take on this role.”

Black added, “I want to personally thank Melinda for her service to Allscripts and we wish her well in her future endeavors.”

Since November, 2016, Olis has served as Allscripts Senior Vice President, Strategic Initiatives and from November 2012 until November 2016, was the Company’s Senior Vice President, Operations. Prior to joining Allscripts in 2012, Olis worked for over 25 years in various finance roles at Motorola, most recently as Corporate Vice President Finance Operations of Motorola Mobility and before that as Corporate Vice President of Finance, Research & Development, Portfolio Management and Planning at Motorola, Inc.

Olis earned a bachelor’s degree in finance from Marquette University and a master’s degree in business administration and accounting from DePaul University.

About Allscripts

Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

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Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:

Seth Frank

312-506-1213

seth.frank@allscripts.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@allscripts.com